Exhibit (11)

      [Letterhead of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.,
               One Financial Center, Boston, Massachusetts 02111]


                                                     April 4, 1997


State Street Research Capital Trust
One Financial Center
Boston, Massachusetts 02111

Dear Sirs:

     We are furnishing this opinion with a view to your filing the same or duplicates thereof with the Securities and Exchange Commission, Washington, D.C., in connection with the filing of a Registration Statement on Form N-14 with said Commission with which this opinion or duplicates thereof are to be filed. Said registration statement is being filed in connection with the proposed transfer of the assets and certain liabilities of the State Street Research Capital Appreciation Fund (the "Capital Appreciation Fund"), a series of the State Street Research Equity Trust (the "Equity Trust"), a Massachusetts business trust, to the State Street Research Capital Fund (the "Capital Fund"), a series of the State Street Research Capital Trust (the "Capital Trust"), in exchange for Class A, Class B, Class C and Class D shares of beneficial interest, $.001 par value per share, of the Capital Fund ("Capital Fund Shares") (such proposed transaction referred to in this opinion as the "Transaction").

     We act as your legal counsel and have examined all such records, papers and documents as we believe necessary in order to enable us to render the opinion set forth below.

     On the basis of the foregoing we are of the opinion that:

     1. The Capital Trust was duly organized and is a lawfully existing business trust under the laws of The Commonwealth of Massachusetts.

     2. The Capital Trust has authorized capital shares consisting of an unlimited number of shares of beneficial interest.

     3. The Capital Fund Shares to be issued by the Capital Fund under the terms of the Transaction have been duly authorized and, when such shares of beneficial interest are issued and delivered in the manner contemplated by the Transaction, they will be legally and validly issued, fully paid and nonassessable.


                                      Very truly yours,


                                      /s/ Mintz, Levin, Cohn, Ferris,
                                          Glovsky and Popeo, P.C.
                                      --------------------------------
                                      MINTZ, LEVIN, COHN, FERRIS,
                                      GLOVSKY AND POPEO, P.C.